Exhibit 99.1

TransDigm Group Announces Tender Offer For Any and
All of its 7.50% Senior Subordinated Notes due 2021
Cleveland, October 13, 2016 - TransDigm Group Incorporated (“TransDigm Group”) (NYSE: TDG), announced today that its wholly owned subsidiary, TransDigm Inc. (the “Company”), has commenced a cash tender offer for any and all of its outstanding 7.50% Senior Subordinated Notes due 2021 (CUSIP No. 893647 AT4) (the “Notes”). The tender offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated October 13, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal.
The offer to purchase will expire at 9:00 A.M., New York City time, on November 10, 2016 unless extended at the Company’s sole discretion (such time and date, as the same may be extended, the “Expiration Time”). Holders of Notes (“Holders”) must tender their Notes on or before 5:00 P.M., New York City time, on October 26, 2016, unless extended (such time and date, as the same may be extended, the “Early Tender Deadline”), in order to receive the Total Consideration (as defined below). Holders of Notes who tender their Notes after the Early Tender Deadline will only receive the Tender Offer Consideration (as defined below).
The Offer to purchase is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including the satisfaction of the Refinancing Condition (as defined in the Offer to Purchase).
The “Total Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, is $1,060.50. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, is $1,030.50. The Tender Offer Consideration is the Total Consideration minus the Early Tender Premium (as defined below). Holders who validly tender, and do not validly withdraw, their Notes will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date.
The “Early Tender Premium” is an amount equal to $30.00 per $1,000 principal amount of Notes and will be payable only with respect to each Note that is validly tendered and not revoked on or before the Early Tender Deadline. The Early Tender Premium is included in the calculation of the Total Consideration and is not in addition to the Total Consideration.
Notes tendered pursuant to the tender offer may be validly withdrawn at any time prior to the Early Tender Deadline. Any Notes tendered on or before the Early Tender Deadline that are not validly withdrawn before the Early Tender Deadline may not be withdrawn thereafter, and any Notes tendered after the Early Tender Deadline may not be withdrawn, unless, in either case, the Company is otherwise required by applicable law to permit the withdrawal.
The Company has engaged Credit Suisse Securities (USA) LLC as the Sole Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (banks and brokers) or (866) 807-2200 (all others).
This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase with respect to any of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase, which the Company is distributing to holders of Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the satisfaction of the Refinancing Condition, the completion of the tender offer and other factors listed in TransDigm Group’s filings with the Securities and Exchange Commission.
About TransDigm
TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:
Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com
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